Exhibit 10.3

Contract No. MA-14033

TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT

THIS TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT (the “Financial Agreement”), dated as of April 25, 2006 by and between AQ BOAT, LLC, a Delaware limited liability company (the “Assuming Shipowner”), and THE UNITED STATES OF AMERICA (the “United States”), represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the “Secretary”).

RECITALS:

WHEREAS, Great AQ Steamboat, L.L.C., successor to Great AQ Steamboat Co. (the “Original Shipowner”) entered into that certain Trust Indenture, dated August 24, 1995, as amended and supplemented (the “Original Indenture”), with The Bank of New York (the “Original Trustee”), pursuant to which it issued certain obligations in the principal amounts and at the interest rates set forth therein (the “Obligations”), to finance, in part, the construction of a paddlewheel passenger vessel, AMERICAN QUEEN, O.N. 1030765 (the “Vessel”);

WHEREAS, payment of the principal of and interest on the Obligations is guaranteed by the United States under the terms of Title XI of the Merchant Marine Act, 1936 (the “Guarantee”);

WHEREAS, as security for the due and timely payment of debt service set forth in the Obligations, the Original Shipowner executed and delivered to the Secretary, inter alia, a promissory note in the amount of the Obligations (the “Secretary’s Note”), and in order to secure the due and timely payment of the Secretary’s Note, the Original Shipowner executed and delivered to the Secretary a First Preferred Ship Mortgage relating to the Vessel, which named the Secretary as mortgagee (the “Mortgage”), that certain Security Agreement (the “Original Shipowner Security Agreement”), that certain Title XI Reserve Fund and Financial Agreement (the “Original Shipowner Financial Agreement”) and that certain Depository Agreement (the “Original Shipowner Depository Agreement”);

WHEREAS, the Original Shipowner filed for protection under Chapter 11 of the Bankruptcy Code on October 22, 2001, and failed to make the debt service payment due and owing on February 24, 2002;

WHEREAS, an auction of certain vessels owned by the Original Shipowner, including the Vessel, was conducted with the consent of the Bankruptcy Court on May 3, 2002, and DNPS Delta Queen Steamboat Company, Inc. (“DQSC”) was the successful bidder;

WHEREAS, DQSC designated its subsidiary, American Queen Steamboat, LLC (the “Second Shipowner”), to hold all the right, title and interest in the Vessel, and the Second Shipowner agreed to assume the Original Indenture and the Obligations;

WHEREAS, in connection with the assumption of the Obligations, the Second Shipowner on May 31, 2002 executed that certain Assumption Agreement and 2002 Supplement to Trust Indenture (the “Second Shipowner Trust Indenture Assumption”), that certain 2002 Endorsement to the Secretary’s Note, that certain Assumption and 2002 Supplement to the Mortgage, that certain Security Agreement (the “Second Shipowner Security Agreement”), that certain Depository Agreement (the “Second Shipowner Depository Agreement”) and that certain Title XI Reserve Fund and Financial Agreement (the “Second Shipowner Financial Agreement,” and collectively with the foregoing agreements and related documents the “Second Shipowner Transaction Documents”);

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of April 6, 2006 (the “Asset Purchase Agreement”) by and among DQSC, the Second Shipowner, Mississippi Queen Steamboat, LLC, Delta Queen Steamboat, LLC (collectively, the “DQ Companies”) and Ambassadors Cruise Group, LLC (“ACG”) the DQ Companies agreed to sell certain assets, including the Vessel, to ACG;

WHEREAS, in connection with the Asset Purchase Agreement, the Secretary and the Second Shipowner executed that certain Termination Agreement dated as of the date hereof pursuant to which the parties agreed to terminate the Second Shipowner Transaction Documents;

WHEREAS, ACG has designated its subsidiary, AQ Boat LLC (the “Assuming Shipowner”), to hold all the right, title and interest in the Vessel, and the Assuming Shipowner agreed to assume the Original Indenture and the Obligations under terms satisfactory, in form and substance, to the Secretary;

WHEREAS, on the date hereof the Assuming Shipowner has executed and delivered to the Secretary that certain Assumption Agreement and 2006 Supplement to Trustee Indenture (the “Assumption Agreement”), pursuant to which it has assumed the Obligations and the Original Indenture, that certain 2006 Endorsement to the Secretary’s Note, that certain 2006 Additional Endorsement to Promissory Note to the United States, that certain Assumption and 2006 Supplement to the Mortgage, Contract No. MA-14032, that certain Amended and Restated 2006 Security Agreement, Contract No. MA-14031 (the “Security Agreement”), that certain Depository Agreement, Contract No. MA-14034 (the “Depository Agreement”), and this Financial Agreement;

WHEREAS, the Assuming Shipowner is not assuming, and shall have no obligations with respect, to (i) the Original Shipowner Security Agreement or the Second Shipowner Security Agreement, (ii) the Original Shipowner Depository Agreement or the Second Shipowner Depository Agreement, and (iii) the Original Shipowner Financial Agreement or the Second Shipowner Financial Agreement, and such agreements are being replaced with the Security Agreement, the Depository Agreement and this Financial Agreement; and

WHEREAS, the Assuming Shipowner wishes to comply with its undertakings set forth in the Assumption Agreement by executing this Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. (a) Granting Clause. The Assuming Shipowner hereby sells, grants, conveys, mortgages, assigns, transfers, pledges, confirms and sets over to the Secretary a continuing security interest in all of its right, title and interest in and to (1) the Title XI Reserve Fund, and (2) all sums, moneys, securities, and proceeds thereof currently on deposit, or hereafter deposited in the Title XI Reserve Fund.

(b) Definitions. For all purposes of this Financial Agreement, unless otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein shall have the meaning specified in Schedule X to the Security Agreement dated as of the date hereof.

SECTION 2. Title XI Reserve Fund (a) The Secretary shall establish a Deposit Fund with the Treasury of the United States pursuant to Section 1109 of Title XI and in accordance with the terms and conditions of the Depository Agreement (herein called the “Title XI Reserve Fund”).

(b)(1) Within 105 days after the end of each fiscal year of the Assuming Shipowner, the Assuming Shipowner shall compute its net income attributable to the operation of the Vessel (“Title XI Reserve Fund Net Income”). The net income attributable to the operation of the Vessel, after taxes as provided for in Section 8(a)(1)(A), computed in accordance with generally accepted accounting principles, shall be adjusted as follows:

(A) The depreciation expense applicable to the accounting year shall be added back.

(B) There shall be subtracted an amount equal to the principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Assuming Shipowner during the year; and the principal amount of Obligations Retired or Paid, prepaid or redeemed, in excess of the required Redemptions or payments that may be used by the Assuming Shipowner as a credit against future required Redemptions or other required payments with respect to the Obligations, but excluding payments from the Title XI Reserve Fund and the Title XI Escrow Fund.

(2) Unless (i) the Long-Term Debt of the Assuming Shipowner is equal to or less than its Long-Term Debt as of the date of this Financial Agreement, which is set forth in Attachment A hereto, and (ii) the Net Worth of the Assuming Shipowner meets the requirements set forth in Attachment A hereto, then promptly after the computation of the Title XI Reserve Fund Net Income by the Assuming Shipowner:

(A) If the Vessel is owned by the Assuming Shipowner, then from the Title XI Reserve Fund Net Income for the Vessel there shall be deducted, annually, an amount (pro rated for a period of less than a full fiscal year) which is 10% of the Assuming Shipowner’s aggregate original equity investment in said Vessel, as specified in Attachment A.

(B) The Assuming Shipowner shall, unless otherwise approved by the Secretary in writing, transmit to the Secretary for the Secretary’s prompt deposit into the Title XI Reserve Fund an amount equal to 50 percent of the balance of the Title XI Reserve Fund Net income remaining after the above deductions.

(C) Irrespective of the Assuming Shipowner’s deposit requirements for the Title XI Reserve Fund, the Assuming Shipowner shall not be required to make any deposits for the Title XI Reserve Fund if (i) the Obligations and the related Secretary’s Note with respect to the Vessel shall have been satisfied and discharged and if the Assuming Shipowner shall have paid or caused to be paid all other sums secured under the Security Agreement or the Mortgage, (ii) all of the Guarantees on the Outstanding Obligations shall have been terminated pursuant to the Security Agreement, or (iii) the amount (including any securities at current market value) in the Title XI Reserve Fund is equal to, or in excess of 50% of the principal amount of the Outstanding Obligations;

(D) The Assuming Shipowner shall deliver to the Secretary at the time of each deposit for the Title XI Reserve Fund pursuant to Section 2(b)(2)(B), and any deposits required under the Security Agreement, a statement of an independent certified public accountant (who may be the regular auditors for the Assuming Shipowner) stating that such deposit has been computed in accordance with Section 2(b)(2)(B), (and the Security Agreement, if applicable) and showing the pertinent calculations.

(E) In addition, the Assuming Shipowner shall deliver to the Secretary, within 105 days after the end of its fiscal year, a statement by such certified public accountant stating (i) the total amount of all deposits which were required to be so deposited into the Title XI Reserve Fund by the Assuming Shipowner for such fiscal year (and showing the pertinent calculations), or (ii) that no such deposit was required to be made for such fiscal year (and showing the pertinent calculations) and that at the end of such fiscal year no adjustments pursuant to Section 2(b)(2)(F) were required to be made (and, if such adjustments were required to be made, stating the reasons therefor).

(F) The computation of all deposits required by this Section 2 shall be made on the basis of information available to the Assuming Shipowner at the time of each such deposit. Each such deposit shall be subject to adjustments from time to time in the event and to the extent that the same would be required or permitted by mistakes or omissions, additional information becoming available to the Assuming Shipowner, or judicial or administrative determinations made subsequent to the making of such deposits.

SECTION 3. Withdrawals from the Title XI Reserve Fund. (a) From time to time, moneys in the Title XI Reserve Fund shall be subject to withdrawal by delivery by the Assuming Shipowner to the Secretary of a Request for Payment (specifying the Person or Persons to be paid and the amount of such payment) executed by the Assuming Shipowner, together with an

Officer’s Certificate of the Assuming Shipowner stating the reasons and purpose for the withdrawal.

(b) If the Secretary approves the Request, the Secretary shall promptly withdraw the moneys from the applicable Deposit Fund and make payment in accordance with the terms of the Request.

SECTION 4. Termination of the Title XI Reserve Fund. (a) The Title XI Reserve Fund shall terminate at such time as the Secretary’s Note shall have been satisfied and discharged and the Assuming Shipowner shall have paid or caused to be paid all sums secured under the Security Agreement and the Mortgage.

(b) Upon the termination of the Title XI Reserve Fund, pursuant to Section 4(a), the moneys remaining in the Title XI Reserve Fund shall be subject to withdrawal and payment into the general funds of the Assuming Shipowner.

(c) Upon payment by the Secretary to the Indenture Trustee of the Guarantees pursuant to the Indenture, the Title XI Reserve Fund shall be terminated and the balance remaining in the Title XI Reserve Fund shall be paid to the Secretary and the Assuming Shipowner as determined by the Secretary.

(d) Any withdrawal from the Title XI Reserve Fund pursuant to this Section 4 shall not effect a discharge of or diminish any obligation of the Assuming Shipowner under the Security Agreement, Mortgage or any other agreement as the case may be except to the extent that the amount withdrawn is applied to payments required to be made by the Assuming Shipowner under the Security Agreement, Mortgage or any other agreement.

SECTION 5. Eligible Investments; Form of Deposits. (a) Moneys in the Title XI Reserve Fund shall be invested by the Secretary in direct obligations of the United States or any agency of the United States (“Eligible Investments”).

(b) In any case where the Assuming Shipowner is required to deposit or redeposit sums into the Title XI Reserve Fund, the Assuming Shipowner shall make the required deposit in cash.

(c) Cash held in the Title XI Reserve Fund will be held by the Treasury of the United States pursuant to the terms and conditions of the Depository Agreement.

SECTION 6. Reserved.

SECTION 7. Reserved.

SECTION 8. Financial Requirements. (a) Primary Covenants. The Assuming Shipowner shall not without the Secretary’s prior written consent:

(1) Except as hereinafter provided, make any distribution of earnings, except as may be permitted below:

(A) Provided that the Assuming Shipowner is not then in Default under the Security Agreement, the Assuming Shipowner may distribute to their respective members, with respect to each fiscal year, funds sufficient to enable such members to pay federal, state and local income taxes attributable to each member’s allocable share of net income, such distributions to be made either during the fiscal year in question to enable the member to pay estimated taxes with respect to such fiscal year, or during a subsequent fiscal year. For purposes of this Section 8(a)(1)(A), (i) federal income taxes attributable to a member’s allocable share of net income shall be determined by preparing a pro forma federal tax return for such member, including only the member’s allocable share of the tax attributes of the Assuming Shipowner of which it is a member and no other items of income or deduction, and (ii) state and local taxes attributable to such member’s allocable share of net income shall be determined by assuming a flat blended rate of state and local tax equal to 10 percent.

(B) From the retained earnings of the Assuming Shipowner in an amount specified in subsection (D) below, provided that, in the fiscal year in which the distribution of earnings is made there is no operating loss to the date of such payment of such distribution of earnings;

(C) If distributions of earnings may not be made under (B) above, a distribution can be made in an amount equal to the total operating net income for the immediately preceding three fiscal year period, provided that the distribution of earnings made would not exceed an amount specified in Section 8(a)(1)(D) below;

(D) Distributions of earnings may be made from earnings of prior years in an aggregate amount equal to (i) 50 percent of the Assuming Shipowner ‘s total net income after tax for each of the prior years, less any distributions that were made in such years; or (ii) the aggregate of the Assuming Shipowner’s total net income after tax for such prior years, provided that after making such distribution, the Long-Term Debt of the Assuming Shipowner is equal to or less than its Long-Term Debt as of the date of this Financial Agreement. In computing net income for purposes of this Section, extraordinary gains, such as gains from the sale of assets, shall be excluded;

(2) Enter into any service, management or operating agreement for the operation of the Vessel (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessel (excluding husbanding agents) unless approved by the Secretary, which approval shall not be unreasonably withheld; provided, however, that the foregoing restriction shall not apply to that certain Agreement for Operation of Vessels, dated the date hereof, between DQSC Operations, LLC, an affiliate of the Assuming Shipowner, and Delta Queen Steamboat Company, Inc.;

(3) (A) Sell, mortgage, transfer, or demise charter the Vessel or any assets to any non-Related Party except as permitted in subsection 8(a)(6) below, or (B) sell, mortgage, transfer, or demise charter the Vessel or any assets to a Related Party, unless such transaction is (i) at a fair market value as determined by an independent appraiser acceptable to the Secretary, and (ii) a total cash transaction or, in the case of demise charter, the charter payments are cash payments;

(4) Enter into any agreement for both (A) sale and (B) leaseback of the same assets sold unless the proceeds from such sale are at least equal to the fair market value of the assets sold;

(5) Except with respect to any guarantees in place on the date hereof, guarantee, or otherwise become liable for the obligations of any Person, except in respect of any undertakings as to the fees and expenses of the Indenture Trustee, except endorsement for deposit of checks and other negotiable instruments acquired in the ordinary course of business and except as otherwise permitted in Section 8(b);

(6) Enter into any merger or consolidation or convey, sell, demise charter, or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words “sale” or “sold” as used herein), provided that, the Assuming Shipowner shall not be deemed to have sold such properties or assets if (A) the Net Book Value (defined as the original book value of an asset less depreciation calculated on a straight line basis over its useful life) of the aggregate of all the assets sold by the Assuming Shipowner during any period of 12 consecutive calendar months does not exceed 10 % of the total Net Book Value of the Assuming Shipowner’s assets (the assets which are the basis for the calculation of the 10% of the Net Book Value are those indicated on the most recent annual audited consolidated financial statement required to be submitted pursuant to Section 9 hereof prior to the date of the sale); (B) the Assuming Shipowner retain the proceeds of the sale of assets for use in accordance with the Assuming Shipowner’s regular business activities; and (C) the sale is not otherwise prohibited by subsection 8(a)(3) above. Notwithstanding any other provision of this subsection, the Assuming Shipowner may not consummate such sale without the Secretary’s prior written consent if the Assuming Shipowner has not, prior to the time of such sale, submitted to the Secretary the financial statement in clause (A) of this subsection, and any attempt to consummate a sale absent such approval shall be null and void ab initio.

(b) Supplemental Covenants. Unless, after giving effect to such transaction or transactions, (i) the Long-Term Debt of the Assuming Shipowner is equal to or less than its Long-Term Debt as of the date of this Financial Agreement, which is set forth in Attachment A hereto, and (ii) the Net Worth of the Assuming Shipowner meets the requirements set forth in Attachment A hereto, the Assuming Shipowner shall not, without the Secretary’s prior written consent:

(1) Withdraw any capital;

(2) Redeem any membership interest or convert any of the same into debt;

(3) Pay any dividend (except dividends payable for taxes under Section 8(a)(1)(A) or in membership interests in the Assuming Shipowner);

(4) Make any loan or advance, either directly or indirectly, to any member, manager, director, officer, or employee of the Assuming Shipowner, or to any Related Party;

(5) Make any investments in the securities of any Related Party;

(6) Prepay in whole or in part any indebtedness to any member, manager, director, officer or employee of the Assuming Shipowner, or to any Related Party;

(7) Increase any direct employee compensation (as hereinafter defined) paid to any employee in excess of $175,000 per annum; nor increase any direct employee compensation which is already in excess of $175,000 per annum; nor initially employ or re-employ any person at a direct employee compensation rate in excess of $175,000 per annum; provided, however, that beginning with January 1, 2003, the $175,000 limit may be increased annually based on the previous year’s closing CPI-U (Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics). For the purpose of this section the term “direct employee compensation” is the total amount of any wage, salary, bonus, commission, or other form of direct payment to any employee from all companies with guarantees under Title XI of the Act as reported to the Internal Revenue Service for any fiscal year;

(8) Acquire any fixed assets other than those required for the maintenance of the Assuming Shipowner’s existing assets, including the normal maintenance and operation of any vessel or vessels owned or chartered by the Assuming Shipowner;

(9) Pay any indebtedness subordinated to the Obligations or to any other Title XI obligations;

(10) Make any investment, whether by acquisition of stock or indebtedness, or by loan, advance, transfer of property, capital contribution, guarantee of indebtedness or otherwise, in any Person, other than obligations of the United States, bank deposits or investments in securities of the character permitted for moneys in the Title XI Reserve Fund;

(11) Create, assume, permit or suffer to exist or continue any mortgage, lien, charge or encumbrance upon, or pledge of, or subject to the prior payment of any indebtedness, any of its property or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, or own or acquire, or agree to acquire, title to any property of any kind subject to or upon a chattel mortgage or conditional sales agreement or other title retention agreement, except (i) loans, mortgages and indebtedness guaranteed by the Secretary under Title XI of the Act or related to the construction of a vessel approved for Title XI by the Secretary, (ii) mortgages, liens or other encumbrances in existence on the date that the supplemental covenants of Section 8(b) hereof become applicable, and (iii) liens incurred in the ordinary course of business as such business presently exists.

(c) Additional Test for the Supplemental Covenants. Effective July 1, 2008, the threshold for determining the applicability of the covenants set forth in Section 8(b) hereof shall also include a requirement that the Assuming Shipowner have a positive cashflow; provided, however, that prior to July 1, 2008, the Assuming Shipowner agrees not to make any distributions pursuant to Sections 8(b)(1), (b)(2) and (b)(3) hereof if the Assuming Shipowner does not have a positive cashflow.

SECTION 9. (a) Annual Financial Statements. The Assuming Shipowner shall furnish to the Secretary, in duplicate, (1) within 105 days after the end of the Assuming Shipowner’s fiscal year commencing with the first fiscal year ending after the date of the Security Agreement, the Assuming Shipowner’s Audited Financial Statements including balance sheet and income statement for such fiscal year along with a completed M.A. Form 172 or such other form approved by the Secretary, and (2) within 90 days after the expiration of each quarterly period of each fiscal year commencing with the first such quarterly period ending after the date of the Security Agreement, a completed M.A. Form 172 or such other form approved by the Secretary for such quarterly period along with an Officer’s Certificate certifying its accuracy; provided that in the event the Assuming Shipowner shall become insolvent or bankrupt, it shall submit the financial information required by this Section 9(a)(2) for each monthly, rather than quarterly, period of its fiscal year.

(b) Annual No Default Certificates. Within 105 days after the end of the Assuming Shipowner’s fiscal year, the Assuming Shipowner shall furnish to the Secretary, an Officer’s Certificate dated as of the close of such fiscal year stating whether or not, the Assuming Shipowner is in default in the performance of or in default in the compliance with any covenant, agreement or condition contained herein or in the Mortgage, Security Agreement or charter relating to any Vessel listed in Attachment A hereto, and if so, specifying each such default and stating the nature thereof.

SECTION 10. Qualifying Financial Requirements. Immediately upon the execution and delivery of this Financial Agreement, the Assuming Shipowner shall meet the requirements with respect to the Net Worth and Long Term Debt requirements specified in Section 8(b) hereof.

SECTION 11. Fund in Lieu of Title XI Reserve Fund. In the event the Vessel is subject to a capital construction fund established by the Assuming Shipowner, as provided in Section 607 of the Act, whether interim or permanent (herein called the “Capital Construction Fund”), at any time when deposits would otherwise be required to be made into the Title XI Reserve Fund, and the Assuming Shipowner elects to deposit such funds into the Capital Construction Fund, then the Assuming Shipowner shall enter into an agreement satisfactory in form and substance to the Secretary to the effect that (a) the Capital Construction Fund and all assets so deposited therein shall be and constitute security to the United States in lieu of the Title XI Reserve Fund and the deposit requirements of Section 2 of this Financial Agreement shall be deemed satisfied by deposits of equal amounts in the Capital Construction Fund and (b) the Assuming Shipowner and the Secretary may execute such further agreements or documents and take such other actions as may be deemed necessary by the Secretary to perfect the pledge of the security of the Capital Construction Fund.

SECTION 12. Notices. Except as otherwise provided in this Financial Agreement, notices, requests, directions, instructions, waivers, approvals or other communication may be made or delivered in person or by facsimile transmission, or by electronic mail, or by overnight courier addressed to the party as provided below, or to such other address as such party may hereafter specify in a written notice to the other parties named herein, and all notices or other communications shall be in writing so addressed and shall be effective upon receipt by the addressee thereof:

The Secretary as:

SECRETARY OF TRANSPORTATION

c/o Maritime Administrator

Maritime Administration

400 Seventh Street, S.W.

Washington, D.C. 20590

Attention: Michael Bouril

Fax: 202-366-7901

E-mail: michael.bouril@dot.gov

The Assuming Shipowner as:	AQ BOAT, LLC c/o Ambassadors Cruise Group LLC 1071 Camelback Street Newport Beach, California 92660 Attn: Brian R. Schaefgen Fax: 949-759-5970 E-mail: brian.schaefgen@ambassadors.com

with copy to:	Blank Rome LLP 600 New Hampshire Avenue, NW #1200 Washington, DC 20037 Attn: James B. Ellis II Fax: 202-944-3068 E-mail: ellis-j@blankrome.com

SECTION 13. Amendments and Supplements. No agreement shall be effective to amend, supplement, or discharge in whole or in part this Financial Agreement unless such agreement is in writing signed by the parties hereto. Any amendments, additions, deletions, substitutions or other changes not made in accordance with this provision shall be invalid and of no effect.

SECTION 14. Counterparts. This Financial Agreement may be executed in any number of counterparts. All such counterparts shall be deemed to be originals, and shall together constitute but one and the same instrument.

SECTION 15. Governing Law. This Financial Agreement and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the federal laws of the United States of America, but if they are inapplicable then in accordance with the laws of the District of Columbia.

SECTION 16. Prior Agreements. This Financial Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements. The Assuming Shipowner is not assuming, and shall have no obligations with respect to, the Original Shipowner Financial Agreement and the Second Shipowner Financial Agreement, both of which shall be of no further force and effect.

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IN WITNESS WHEREOF, this Title XI Reserve Fund and Financial Agreement has been executed by the parties hereto as of the day and year first above written.

AQ BOAT, LLC

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer

Attest:

By:	/s/ Laura Tuthill
	Name:	Laura Tuthill

UNITED STATES OF AMERICA SECRETARY OF TRANSPORTATION

MARITIME ADMINISTRATOR

By:	/s/ Joel C. Richard
Secretary
Maritime Administration

Attest:

/s/ Sarah J. Washington
Assistant Secretary
Maritime Administration

ATTACHMENT A

TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT

1. This Financial Agreement shall apply to the passenger vessel named AMERICAN QUEEN, Official No. 1030765.

2. The Assuming Shipowner’s Net Worth for use in Section 2(b)(2) and Section 8(b) shall be equal to or greater than $0; provided; however, the Assuming Shipowner shall be permitted to have a Net Worth less than $0 during the period between April 24, 2006 and December 30, 2008 to reflect the costs incurred by the Shipowner directly related to (i) the lay-up of the Vessel and (ii) the re-introduction of the Vessel into service following such lay-up.

3. The Assuming Shipowner’s Long Term Debt for use in Section 2(b)(2) and Section 8(b) is $33,039,905.

4. The Assuming Shipowner’s aggregate original equity investment for the Vessel for use in Section 2 is $0.